                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

      Certification and Notice of Termination of Registration under Section 12(g)of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                         Commission File Number: 0-14001
                                                ---------

                           Cumetrix Data Systems Corp.
                      -------------------------------------
             (Exact name of registrant as specified in its charter)


       1817 Morena Blvd., Suite A, San Diego, CA 92110-3651 (954) 205-0231
       -------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Common Stock, without par value
                         -------------------------------
            (Title of each class of securities covered by this Form)

                                      None
           (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s)relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)   [X]                Rule 12h-3(b)(1)(ii)  [ ]
Rule 12g-4(a)(1)(ii)  [X]                Rule 12h-3(b)(2)(i)   [ ]
Rule 12g-4(a)(2)(i)   [ ]                Rule 12h-3(b)(2)(ii)  [ ]
Rule 12g-4(a)(2)(ii)  [ ]                Rule 15d-6            [ ]
Rule 12h-3(b)(1)(i)   [ ]

Approximate number of holders of record as of the certification or notice date:  53

Pursuant to the requirements of the Securities Exchange Act of 1934, Cumetrix Data Systems Corp. has caused this Certification and Notice to be signed on its behalf by the undersigned duly authorized person.

                                          Cumetrix Data Systems Corp.

Date: May 24, 2007.                       By: /s/ David Levy
                                             -----------------------------
                                              David Levy, Director